SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2003

UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

(Exact Name of Registrant as Specified in the Charter)

Delaware	0-25198	36-3973627
(State or other jurisdiction	(Commission File No.)	(IRS Employer
or incorporation)		Identification No.)

Universal Automotive Industries, Inc.
11859 South Central Avenue
Alsip, Illinois 60803

(Address of principal executive offices)

(708) 293-4050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Item 5. Other Events

TERMS OF $2,500,000 CONVERTIBLE NOTE TRANSACTION

     On November 13, 2003, we released from escrow a $2,500,000 convertible promissory note (“Note”) to Laurus Master Fund, Ltd. (“Laurus Fund”), which was placed in escrow on October 31, 2003 pursuant to a securities purchase agreement dated as of such date (the “Issuance Date”).

     1.     Basic Terms. The Note is for a 3-year term from the Issuance Date, bearing interest at the prime rate (from the date of release from escrow), as announced in the Wall Street Journal, plus 2 percent, subject to a floor of 6% per annum. Interest only is payable for the first 90 days, and 1/33 of principal amortizes for the next 33 months beginning February 1, 2004 ($75,757.57). Accrued interest is due with each principal payment. The Note is secured by a security interest in our property, plant and equipment, exclusive of any inventory and receivables. A separate intercreditor agreement was entered into between the Laurus Fund and our institutional lender, LaSalle Business Credit, LLC (“LaSalle”), whereby LaSalle agreed to subordinate its primary security interest in our property, plant and equipment to that of the Laurus Fund.

     2.     Payment Option with Common Stock at Conversion Price. The Note is convertible at the Laurus Fund’s option into our common stock at a fixed conversion price of $1.46 per share, which was set at 105% of the average closing price of our common stock for the five trading days immediately preceding the Issuance Date, and which exceeded the closing price as of the date of grant. In addition, at our option, we may pay the principal plus interest due on the Note with common stock at any time the closing price as reported by Bloomberg, L.P. for our common stock exceeds 107% of the fixed conversion price for 10 consecutive trading days before the scheduled payment date. Each such payment would be made at the fixed conversion price. In no event can a payment be made against the Note with common stock whereby the Laurus Fund would hold in excess of 4.99% of our common stock. By separate agreement with LaSalle, we have agreed to make all debt service payments with common stock to the extent we are permitted to do so under the Note and pursuant to applicable Nasdaq requirements. If we fail to designate how we will pay each principal payment on a timely basis, the payment is due in cash, and we have agreed to pay an additional 3% payment ($2,272.73, if full principal payment paid in cash) with such payment.

     3. Payment Option with Common Stock Below Conversion Price. We have an additional option under the Note to make debt service payments with our common stock when the closing price of our common stock does not meet the 107% test as outlined in the preceding paragraph, provided that this option will not be available to us until we receive shareholder consent to be able to exercise this option (in order to comply with applicable Nasdaq rules requiring shareholder consents for this situation). If approved by our shareholders, this payment option would permit us to pay debt service obligations with our common stock based upon a conversion price equal to 90% of the five lowest closing prices of our common stock during the 22 trading days prior to conversion, subject to a floor of $0.50 per share.

     4.     Prepayment Rights. We have the right to prepay some or all of the obligations due under the Note if the average closing price of our common stock exceeds 107% of $1.46 per share (i.e. $1.56 per share) for at least 5 consecutive trading days preceding our delivery of a prepayment notice, subject to a volume limitation of 25% of the aggregate dollar trading volume of our common stock for the 22 trading days immediately preceding the date of payment, and further subject to a limitation excluding the trading volume for any day during the 22-day period where the price dropped below $1.56 per share. We also may prepay the Note at 115% of the remaining obligation under the Note, subject to our obligation to fulfill any conversions elected prior to our delivery of notice of election to prepay the Note in full.

     The Note has automatic adjustments for changes in our capital structure due to extraordinary capital events. In addition, it contains a standard weighted average antidilution clause to the extent of subsequent securities issuances (exclusive of outstanding securities) and conversion rights, at a price below the conversion price. However, the antidilution clause will not become effective until we have obtained shareholder approval of the transaction.

     5.     Warrants. In connection with the Note issuance, we also issued to the Laurus Fund 5-year warrants to purchase:

(a)	175,000 of our common shares at $1.60 per share;

(b)	100,000 of our common shares at $1.74 per share; and

(c)	75,000 of our common shares at $2.01 per share.

     6.     Securities Purchase Agreement. The associated securities purchase agreement contains numerous representations and warranties, as well as certain affirmative and negative covenants which include the requirements that we obtain the Laurus Fund’s consent to the taking of any of the following actions so long as 25% or more of the principal amount of the Note is outstanding:

(a)	declaration of dividends on our common stock;

(b)	liquidate, dissolve or material reorganization;

(c)	materially alter the scope of our business;

(d)	incur debt other than:

(i)	existing debt (and refinancings thereof);

(ii)	purchase money financing on equipment acquisition in excess of 5% per annum of our assets; and

(iii)	debt owed to acquire assets with operating lines (such as purchases of new businesses).

The Laurus Fund, in turn, agreed that it will not engage in short sales of our stock. We paid the Laurus Fund a closing fee of $87,500 and reimbursed it for legal fees and closing costs.

     7.     Registration Rights Agreement. We entered into a registration rights agreement with the Laurus Fund whereby we agreed to file a registration statement to register the shares of common stock underlying the Note and Warrants within 30 days of funding and to have the registration statement declared effective within 90 days following funding.

     8.     Commissions. We previously entered into a selling agreement with an investment banker, whereby we agreed to pay it commissions in the form of stock and warrants with respect to certain transactions. The Laurus Fund Note transaction is covered by the selling agreement, and accordingly, in consideration for the Note issuance, at closing we paid the investment banker a commission of $175,000 in cash and issued to it a 5-year warrant to purchase 312,500 shares of our common stock exercisable at $1.67 per share.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

/s/ Arvin Scott

Arvin Scott, President and Chief Executive Officer
Dated:	November 25, 2003